Execution Copy

SEPARATION AGREEMENT AND GENERAL RELEASE
This SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”), dated as of April 24, 2015, is entered into by and between CHC Group Ltd. (the “Company” and, together with its subsidiaries, the “Company Group”), and the undersigned, Michael J. O’Neill (each individually a “Party,” and, collectively, the “Parties”).
RECITALS
A.    The undersigned served as Senior Vice President, Chief Legal Officer of the Company until March 16, 2015 (the “Transition Date”).
B.    The undersigned and the Company have mutually agreed that, commencing on the Transition Date, the undersigned’s employment with the Company will continue as a non-officer employee through April 30, 2015 (the “Separation Date”), to facilitate the smooth transition of his duties to his successor.
D.    The undersigned and the Company have agreed that termination of the undersigned’s employment with the Company on the Separation Date shall be treated as a termination “without cause” for purposes of the applicable compensatory agreements to which the undersigned and any member of the Company Group are parties and for purposes of the benefits plans of the Company Group in which the undersigned participates.
D.    By entering into this Agreement (and not revoking the release of claims contained herein (the “General Release”) or in the Reaffirmed Release (as defined below)), the undersigned and the Company desire to specify, as well as settle and conclude, all of the undersigned’s rights and obligations in connection with his employment with the Company Group and the termination thereof and under the Employment Agreement between the Company and the undersigned, dated January 6, 2014 (the “Employment Agreement”).
E.    The undersigned has informed the Company that, following the Separation Date, he will be employed as an attorney in private practice, and he will take the necessary steps to ensure that his actions in such position will not conflict with his obligations as a former attorney for the Company Group or his compliance with the Restrictive Covenants (as defined below).
AGREEMENT
NOW, THEREFORE, the Parties agree as follows:

1.	General Release of Claims
I, Michael J. O’Neill, on behalf of myself and my heirs, executors, administrators and assigns hereby release, acquit and forever discharge (i) the Company Group, (ii) Clayton, Dubilier & Rice, LLC and First Reserve Management L.P. and the investment vehicles which are directly or indirectly managed by either Clayton, Dubilier & Rice, LLC or First Reserve Management L.P., and those entities which hold a direct and/or indirect interest in the Company and which serve as the general partner or managing member of any such vehicles or of the general partner or managing members of such vehicles, (iii) the officers, directors, agents, servants, executives, employees, members and stockholders or equity holders of any of the foregoing, (iv) the predecessors, successors, and assigns of any of the foregoing (both individually and in their official capacities) and (v) any and all employee pension benefit or welfare benefit plans of the Company Group (all of the foregoing, collectively, the “Company Released Parties”) from any and all covenants, contracts, claims, charges, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim, whether now or in the future, for indemnification I may have as a result of any third party action against me based on my employment with the Company Group) existing or claimed to exist now or in the future against any Company Released Party, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this General Release, including, but not limited to:
(A)    all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company, the transition of my employment to a non-officer role or the termination of my employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and
(B)    claims pursuant to any federal, state or local law or cause of action, including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act, the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, the New York City Human Rights Law, as amended, the Massachusetts Fair Employment Practices Law, as amended, the South Carolina Human Affairs Law, as amended, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress, breach of the implied covenant of good faith and fair dealing, libel, slander, invasion of privacy, or violation of any common law duty owed to me;

provided, however, that nothing in this Section 1 shall be construed in any way to:
(1)    release or waive my right or claim to any payment or benefit set forth in this Agreement;
(2)    release or waive the Company Group from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to written agreement or applicable law;
(3)    release any claim by me against the Company Group under the Older Workers Benefit Protection Act relating to the validity or enforceability of this General Release or this Agreement;
(4)    release or waive any claim by me based upon events that occur after the date I execute this General Release;
(5)    release or waive any claim by me against 6922767 Holding (Cayman) Inc. (“CHC Cayman”), its direct or indirect stockholders, or owners of any other equity therein, or any of their respective directors, officers or managers (collectively, the “CHC Cayman Parties”) concerning, related to or arising from my investment in CHC Cayman (it being understood that I have no claim, or right to make any claim, with respect to my investment or equity ownership in CHC Cayman against any member of the Company Group or any Company Released Party, other than the CHC Cayman Parties); or
(6)    prohibit me from exercising any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other government agency, or to participate in an investigation or proceeding conducted by the EEOC or other such agency (provided, however, that I shall not be entitled to recover any monetary damages or to obtain non-monetary relief in any proceeding under ADEA or other civil rights statute).
I further agree, promise, and covenant that, to the maximum extent permitted by law, neither I, nor any person, organization, or other entity acting on my behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any action for damages or other relief (including injunctive, declaratory, monetary, or other relief) against any of the Company Released Parties involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages, or liabilities, in each case which have been released in this General Release. I also acknowledge that the consideration given under this Agreement for the waiver and release of all claims hereunder is in addition to anything of value to which I was already entitled.
I hereby represent that (a) I have been paid all compensation owed and for all hours worked, except for any compensation or benefits to be paid to me under the terms of this Agreement, (b) I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, (c) I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim and (d) I am not aware of any fraud or wrongdoing by any member of the Company Group and have not been retaliated against for reporting any allegations of fraud or other wrongdoing.
I have been given forty-five (45) days to review this General Release and have been given the opportunity to consult with legal counsel, and I am signing this Agreement knowingly, voluntarily, and with full understanding of its terms and effects, and I voluntarily accept the severance payments and benefits provided for herein for the purpose of making full and final settlement of all claims released above. If I have signed this Agreement prior to the expiration of the forty-five (45) day period, I have done so voluntarily. I also understand that I have seven (7) days after executing this Agreement to revoke this General Release, and that this General Release shall not become effective if I exercise my right to revoke my signature within seven (7) days of execution. If I elect to revoke this General Release during the revocation period, this Agreement shall be void and of no effect in its entirety. However, I understand that the termination of my employment shall still be effective.
I further understand and agree that, as a condition to the receipt of the payments and benefits set forth in in this Agreement, I will, at the close of business on the Separation Date, reaffirm the General Release by signing and delivering the letter attached as Exhibit A to this Agreement (the “Reaffirmed Release”).

2.	Transition Period.

(a)
Transitional Duties. From the Transition Date through the Separation Date (the “Transition Period”), the undersigned will serve as a non-officer employee of the Company, reporting to the Company’s General Counsel. The undersigned’s employment shall terminate on the Separation Date, which shall be the undersigned’s date of separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b)
Transition to Non-Office Role. Effective as of the Transition Date, the undersigned has resigned from the positions of Senior Vice President, Chief Legal Officer and from each other officer, director or executive position held with any member of the Company Group or any of its affiliates. The undersigned acknowledges that, from and after the Transition Date, including while performing obligations under Section 5(a), the undersigned shall no longer be authorized to conduct business on behalf of any member of the Company Group, including but not limited to entering into contracts on behalf of any member of the Company Group, or to otherwise incur any liability or obligation in the name or on behalf of any member of the Company Group. The undersigned agrees that, as requested by the Company from time to time, he will execute such other documents as may be necessary to evidence these resignations.

(c)
Transitional Compensation and Benefits. During the Transition Period, in full consideration of the services to be provided by the undersigned, he will receive the following payments and benefits, and no others: (a) payment of base salary at a monthly rate of $38,400 (prorated for the period from the Transition Date through March 31, 2015); (b) health benefits to the extent provided to the undersigned by the Company Group immediately prior to the Transition Date, on the same terms as are provided to full-time employees and executives of the Company Group during the Transition Period; (c) continued participation in the Company Group’s 401(k) plan, on the same terms applicable to full-time employees and executives of the Company Group during the Transition Period; (d) tax preparation fees in accordance with CHC Tax Equalization Policy (no. 013) as then in effect (the “Tax Equalization Policy”); and (e) reimbursement for reasonable and appropriate business expenses incurred in accordance with the Company’s generally applicable policies (except that the undersigned must obtain the advance approval of the Company’s General Counsel for reimbursement of any individual expense in excess of $500). The undersigned acknowledges and agrees that he will not be paid an annual bonus in respect of the Company’s fiscal year ending April 30, 2015. To the extent necessary to give effect to this Section 2, the undersigned hereby waives his participation in any other employee benefit plan, program, policy or arrangement of the Company Group.

3.
Severance Pay and Termination Benefits. Subject to the undersigned’s execution of this Agreement, his execution and delivery of the Reaffirmed Release on the Separation Date and his non-revocation of both the General Release and the Reaffirmed Release and the performance of his obligations under Section 5(a), the undersigned shall be entitled to the following payments and benefits by reason of his termination of employment and the foregoing:

(a)
Severance Payment. The Company shall pay the undersigned a severance payment of $1,704,960 (the “Severance Payment”), of which (i) $284,160 will be paid on the first payroll date occurring after the sixtieth (60th) day following the Separation Date and (ii) $1,420,800 will be paid over a ten (10) month period, in substantially equal installments, on the Company’s regular payroll dates beginning in the first month after the sixtieth (60th) day following the Separation Date.

(b)
Health Benefits. Provided the undersigned properly elects to receive continuation coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, until the eighteen (18) month anniversary of the Separation Date, the Company will provide for his continued medical, dental and vision coverage in the Company Group’s plans, consistent with the payments required by other senior executives for such coverage during such period. Notwithstanding the foregoing, the undersigned’s entitlement under this Section 3(b) will cease on such date that the undersigned becomes eligible to receive health insurance coverage from another group health plan due to his employment or services with another entity.

(c)	Equity Award Treatment.

i.
Stock Options. The undersigned currently holds 175,554 options to acquire ordinary shares of the Company (the “Options”), of which 58,518 Options are vested and 117,036 Options are unvested. The Company agrees to take such steps as are necessary such that (i) as of the Separation Date, all unvested Options will vest and (ii) vested Options held by the undersigned following the Separation Date will remain exercisable until the close of business on the first anniversary of the Separation Date.

ii.
Time-Based Restricted Stock Units. The undersigned currently holds 31,702 unvested time-based restricted stock units (“RSUs”). The Company agrees to take such steps as are necessary such that, as of the Separation Date, all unvested RSUs will vest.

iii.
Performance-Based Restricted Stock Units. The undersigned currently holds (at target levels of performance) 23,333 performance-based restricted stock units (“PSUs”). The Company agrees to take such steps as are necessary such that, as of the Separation Date, 23,333 PSUs will vest, and any rights to any additional ordinary shares in respect of the PSUs will immediately terminate and be forfeited as of the Separation Date.

iv.
Time-Based Restricted Shares. The undersigned currently holds 16,162 unvested time-based restricted shares (“Restricted Shares”). The Company agrees to take such steps as are necessary such that, as of the Separation Date, all unvested Restricted Shares will vest.

v.	Performance-Based Restricted Shares. The undersigned currently holds 50,541 performance-based restricted shares (“Performance Shares” and, together with the Options, RSUs, PSUs and

Restricted Shares, the “Equity Awards”). All Performance Shares will be forfeited as of the Separation Date.

vi.
Terms of Awards. Except as otherwise modified by this Section 3(c), each of the Equity Awards will be administered in accordance with their applicable terms. The undersigned acknowledges that net settlement will not be available to him as a means of satisfying his withholding taxes in respect of the Equity Awards (other than the Restricted Shares), and that, to the extent permitted by applicable law, the Company may withhold the amount of such taxes from the other payments to be made under this Agreement.

(d)
Clawback. Notwithstanding anything herein to the contrary, in the event that the Company’s Board of Directors (the “Board”) determines in good faith and on the advice of outside counsel that, during the term of his employment with the Company, the undersigned engaged in an act or omission constituting fraud, breach of fiduciary duty, dishonesty, misappropriation, gross negligence or other willful misconduct that contributed to material damage to the Company Group’s property or business or if the undersigned materially breaches Section 4(e) or 5 of this Agreement, (i) the undersigned’s rights to the Severance Payment, continued health benefits and Equity Awards shall be nullified and become void and (ii) to the extent that any portion of the Severance Payment has already been paid to the undersigned (a “Clawback Amount”), the undersigned agrees to promptly reimburse the Company for the Clawback Amount, and until the undersigned repays such amount to the Company the Clawback Amount shall be a debt due and owing from the undersigned to the Company.

4.	Additional Agreements. The Company and the undersigned further understand and agree as follows:

(a)
Accrued Payments/Notice Pay. On the next regular payroll date following the Separation Date, the Company shall pay the undersigned all of the undersigned’s earned base salary and accrued but unused vacation through the Separation Date payable in accordance with Company policy. Following the Separation Date, to the extent provided therein, the undersigned will continue to have rights and obligations under the Tax Equalization Policy in respect of (i) the compensation paid to him during his employment with the Company, (ii) the Severance Payment and (iii) the Equity Awards.

(b)	Company Group Employee Benefits. The Company shall pay the undersigned the vested benefits under the employee benefit plans of the

Company Group to which he is entitled as a former employee; provided, that, for the avoidance of doubt, the benefits set forth in Section 3 are in lieu of, and not in addition to, any severance or termination benefits payable under any plan or arrangement sponsored or agreed to by the Company or any other member of the Company Group.

(c)
Company Property. To the extent that the undersigned has not already done so, no later than the Separation Date, the undersigned shall return to the Company all documents (and all copies thereof) and other property belonging to the Company Group that the undersigned has in his possession or control, including, without limitation, all files, correspondence, email, equipment (including, but not limited to, computers, smartphones, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company Group (and all reproductions thereof in whole or in part). Notwithstanding the foregoing, the undersigned may retain the iPad, iPhone 6 and Lenovo ThinkPad computer that were made available by the Company for his use while employed (except that the undersigned shall be fully and solely responsible for any fees, expenses or other charges relating to these devices that arise after the Separation Date), after first delivering these devices to the Company and providing the Company with the opportunity to copy and erase from those devices all data and applications that include property of the Company Group.

(d)
Indemnification. The undersigned and the Company are parties to an Indemnification Agreement dated as of January 1, 2014 (the “Indemnification Agreement”). The Indemnification Agreement shall continue in effect in accordance with its terms, notwithstanding the undersigned’s termination of employment on the Separation Date.

(e)
Survival of Restrictive Covenants. The undersigned hereby confirms that he is in compliance with the terms and conditions of each of the covenants set forth in either Section 8 of the Employment Agreement or any of the individual award agreements executed by the undersigned in connection with the grant of the Equity Awards (the “Restrictive Covenants”). As a condition to the payment and receipt of the Severance Payment, continuation of health benefits and acceleration of certain Equity Awards, as provided in Section 3, the undersigned agrees that, following the Separation Date, the Restrictive Covenants, together with the clawback and forfeiture provisions included in the Employment Agreement and such individual award agreements that apply in the event the undersigned materially breaches the Restrictive Covenants, are incorporated herein by reference and made a part hereof and shall continue to apply following the execution and delivery of this Agreement and the undersigned’s termination of employment in accordance with the terms thereof. Except for information the undersigned is required to keep confidential as a former attorney for the Company Group, nothing herein precludes the undersigned from (i) disclosing Confidential Information (as defined in the Employment Agreement) to the extent that such disclosure is required by law, regulation, subpoena, or court order or (ii) reporting possible violations of U.S. federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of U.S. federal law or regulation.

5.	Cooperation and Assistance.

(a)	In consideration of the Severance Payment and other benefits provided under Section 3:

vii.
Until December 31, 2015, the undersigned shall make himself reasonably available, either in person, by telephone or via other media, to consult with, advise and assist the Company’s General Counsel, at his request, in connection with the transition of the undersigned’s employment duties prior to the Separation Date, including, without limitation, with respect to historic and pending legal matters and preparation of the Company’s annual report on Form 10-K and the proxy statement for the Company’s 2015 annual stockholder meeting; provided, however, that the Company will instruct its General Counsel to use reasonable efforts to schedule such assistance at a mutually-convenient time taking into account the undersigned’s employment obligations at such time. For the avoidance of doubt, in performing these obligations, the undersigned shall be acting as an independent contractor and not be deemed employed by the Company Group.

viii.
The undersigned’s performance under this Section 5(a) is intended to be limited in scope and duration and is not expected to exceed more than 8 hours per week, on average. Nevertheless, the level of services provided under this Section 5(a) shall not exceed the level of services permitted under Treasury Regulations § 1.409A-1(h)(1)(i) under which the undersigned is presumed to have had a “separation from service” and shall not affect the date of the undersigned’s “separation from service” from the Company under Section 409A.

ix.	Until June 30, 2015, the undersigned will provide to the Company, for no additional charge, up to eight (8) hours a week in performance of his obligations under this Section 5(a). If prior to June 30, 2015, at the Company’s General Counsel’s request, the undersigned’s performance under this Section 5(a) in any week exceeds eight (8) hours, the Company shall pay the undersigned for such additional time at the hourly rate then charged by the undersigned to other clients in his attorney position following the Separation Date, in an amount not exceeding $800 (the “Hourly Rate”). From July 1, 2015 through December 31, 2015, the undersigned will provide to the Company, for no additional charge, up to one (1) hour a week in performance of his obligations under this Section 5(a), and if, at the Company’s General Counsel’s request, the undersigned’s performance during such period exceeds one (1) hour a week, the Company will pay the undersigned for such additional time at a twenty percent (20%) discount to the undersigned’s then effective Hourly Rate. If payments are required pursuant to this Section 5(a), the undersigned shall keep track of his time expended and shall send the Company an invoice and supporting documentation within ten (10) days following the end of the month in which he performed such services. The Company shall pay such invoices within thirty (30) days after they are submitted. For the avoidance of doubt, the undersigned shall be solely responsible for, and the Company Group shall not be responsible for or required to withhold, any taxes for or on behalf of the undersigned in respect of such payments. The undersigned acknowledges and agrees that, except as specifically provided in this Section 5(a), he shall not be entitled to any payment or benefit for performing his obligations under this Section 5(a).

(b)
In addition to the undersigned’s obligations set forth in Section 5(a), following the Separation Date, the undersigned shall comply with his cooperation obligations set forth in Section 8 of the Employment Agreement, which provisions are incorporated herein by reference and made a part hereof and shall continue to apply following the execution and delivery of this Agreement and the undersigned’s termination of employment in accordance with the terms thereof (except to the extent otherwise required by a regulatory body).

(c)
The Company will reimburse the undersigned for his reasonable and appropriate business expenses incurred in connection with the performance of his obligations under this Section 5, subject to the Company’s generally applicable policies (except that the undersigned must obtain the advance approval of the Company’s General Counsel for reimbursement of any individual expense in excess of $500).

6.	Non-Disparagement.

(a)
The undersigned agrees that he will not, directly or indirectly, disparage or criticize any Company Released Party or make any statement that is intended to or would reasonably be expected to damage the business or reputation of any Company Released Party. Nothing in this Section 6(a) shall be interpreted to preclude the undersigned from making any truthful statements about the Company Group or any other Company Released Party in (i) litigation or other legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) and regardless of whether between the Parties, (ii) to the extent required or necessary by applicable law or regulation (including pursuant to SEC rules) or (iii) in response to a disparaging statement by the Company or any of its executive officers or directors.

(b)
The Company agrees that it will not, directly or indirectly, disparage or criticize the undersigned or make any statement that is intended to or would reasonably be expected to damage the undersigned’s business or reputation; provided that it shall not be a violation of this Section 6(b) for the Company (or any of its executive officers or directors) to make reasonable, customary or other appropriate remarks as to the performance of the Company Group with respect to periods that include the period of the undersigned’s employment. Nothing in this Section 6(b) shall be interpreted to preclude the Company Group (including its officers and directors) from making any truthful statements about the undersigned (i) in litigation or other legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) and regardless of whether between the Parties, (ii) to the extent required or necessary by applicable law or regulation (including pursuant to SEC rules) or (iii) in response to a disparaging statement made by the undersigned. The Company will use reasonable efforts to cause its officers and directors to comply with its obligations under this Section 6(b).

7.
Compliance with Older Workers Benefit Protection Act. In compliance with the Older Workers Benefit Protection Act (P.L. 101-433), the Company and the undersigned do hereby acknowledge and agree as follows:

(a)	That the General Release specifically applies to any rights or claims the undersigned may have against the Company or any party released therein under ADEA.

(b)	That the General Release does not purport to waive rights or claims that may arise from acts or events occurring after the date of the undersigned’s execution of the General Release.

(c)
That the General Release shall be revocable by the undersigned for a seven (7) day period following the date of the undersigned’s execution of the General Release by providing a written notice of revocation to the Company’s General Counsel, and accordingly, this Agreement shall not become effective or enforceable until the expiration of this seven (7) day revocation period. If the undersigned elects to revoke the General Release during the revocation period, this Agreement shall be void and of no effect in its entirety. However, the termination of the undersigned’s employment shall still be effective.

(d)
In accordance with the requirements of the Older Workers Benefit Protection Act, the Company has provided the undersigned, as Exhibit B to this Agreement, a list of the job titles and ages of relevant employees who, as of the date hereof, have been terminated and offered severance benefits, together with the job classifications and ages of relevant employees who, as of the date hereof, have not been terminated and therefore have not been offered severance benefits at this time.

(e)
That the undersigned has been advised to consult with an attorney prior to signing this Agreement and has been given a period of forty-five (45) days within which to consider whether to sign this Agreement and that, if the undersigned executes this Agreement prior to such forty-fifth (45th) day, the undersigned acknowledges that he has waived his right to consider during the remainder of such period.

(f)	The undersigned acknowledges that, in deciding whether or not to execute this Agreement, he has not relied on any representations or statements not set forth in this Agreement.

8.	Taxes.

(a)
Generally. The undersigned understands and acknowledges that the Company has not provided any advice regarding the tax liability resulting from this Agreement and that he has been advised to consult with his personal tax advisor or legal counsel as to the taxability of the Severance Payment and other benefits provided under this Agreement. The undersigned shall be solely responsible for taxes imposed on the undersigned by reason of any payments or benefits provided under this Agreement and all such payments and benefits shall be subject to applicable federal, state, local and foreign withholding requirements. Subject to Section 3(c)(vi) hereof, all payments to be made or benefits to be provided to the undersigned in accordance with this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments.

(b)
Section 409A. The intent of the Parties is that payments and benefits under this Agreement either comply with Section 409A, or be exempt from the application of Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the undersigned and the Company of the applicable provision without violating the provisions of Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treas. Reg. 1.409A-2(b)(2)(iii)), the undersigned’s rights to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. Notwithstanding anything to the contrary in this Agreement, all taxable reimbursements provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A.

9.
Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard for any conflict of law principles. The Parties hereto consent to the jurisdiction of the state and federal courts of the State of Delaware for all purposes in connection with the Restrictive Covenants. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which the undersigned or the Company may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

10.
Arbitration. Except with respect to the Restrictive Covenants, the undersigned and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement shall be resolved to the fullest extent permitted by law, by final, binding, and (to the extent permitted by law) confidential arbitration before a single arbitrator in the State of Delaware or another location mutually agreed by the undersigned and the Company. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., as amended, and shall be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with its then-current Employment Arbitration Rules & Procedures (the “JAMS Rules”). THE UNDERSIGNED AND THE COMPANY UNDERSTAND AND FULLY AGREE THAT BY ENTERING INTO THIS AGREEMENT, BOTH THE

UNDERSIGNED AND THE COMPANY ARE GIVING UP THE CONSTITUTIONAL RIGHT TO HAVE A TRIAL BY JURY, AND ARE GIVING UP THE NORMAL RIGHTS OF APPEAL FOLLOWING THE RENDERING OF A DECISION, EXCEPT AS THE FEDERAL ARBITRATION ACT AND APPLICABLE FEDERAL LAW ALLOW FOR JUDICIAL REVIEW OF ARBITRATION PROCEEDINGS. Nothing in this Agreement shall prevent either the undersigned or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

11.	Miscellaneous.

(a)	No Party may assign this Agreement without the express written consent of the other Party, such consent not to be unreasonably withheld.

(b)
The rights and obligations of the Parties under this Agreement may be amended, modified, waived or discharged only with the written consent of the Party in any way affected by the amendment, modification, waiver or discharge.

(c)	This Agreement shall be binding on, and shall inure to the benefit of, the Parties to it and their respective heirs, legal representatives, successors and permitted assigns.

(d)	If any provision in this Agreement is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

(e)
This Agreement (including the General Release and Reaffirmed Release) constitutes the entire agreement and understanding between the members of the Company Group and the undersigned with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between the undersigned and all members of the Company Group relating to such subject matter. For the avoidance of doubt, this Agreement does not supersede or extinguish any rights of the undersigned in respect of his equity investment in CHC Cayman, except as provided in the General Release.

(f)
All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service (i) to the Company, addressed to the attention of its General Counsel at the Company’s headquarters and (ii) to the undersigned, at the address contained in the records of the Company (which the undersigned shall update as necessary from time to time). This

Agreement may be executed in counterparts (including via facsimile or .pdf file).

(g)	Each of the Parties represents that it has the requisite legal authority to enter into this Agreement and to make the promises, representations and agreements herein.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the dates indicated below.

MICHAEL J. O’NEILL /s/ Michael J. O’Neill Date: April 9, 2015	CHC GROUP, LTD. /s/ Hooman Yazhari By: Hooman Yazhari Title: SVP Legal & Administration Date: April 24, 2015

Exhibit A
April 30, 2015
CHC Group Ltd.
190 Elgin Avenue
George Town
Grand Cayman, KY1-9005
Cayman Islands
General Release Reaffirmation
To Whom it May Concern:
Reference is made to the Separation Agreement and General Release, effective as of April 24, 2015, previously entered into between CHC Group Ltd. and me (the “Separation Agreement”).
As provided in the Separation Agreement, I hereby restate and again provide you and each of the Company Released Parties (as defined in the Separation Agreement) with the release and waiver of claims set forth in Sections 1 and 7 of the Separation Agreement, effective as of the date hereof (the “Reaffirmed Release”).
I understand that I have seven (7) days after executing this letter to revoke this Reaffirmed Release, and that this Reaffirmed Release shall not become effective if I exercise my right to revoke my signature within seven (7) days of my execution of this letter. If I elect to revoke this Reaffirmed Release during the revocation period, the Separation Agreement, other than Section 2 thereof (Transition Period), shall become void and of no effect in its entirety. However, I understand that the termination of my employment shall still be effective as of the Separation Date.
Sincerely,
Michael J. O’Neill

Exhibit B

The table below provides the ages and job titles of: (1) the persons in the Decisional Unit (defined below) applicable to the undersigned who were selected, as of the date of this Agreement, for termination of employment and are offered severance benefits in exchange for signing a release of claims and (2) the persons in the Decisional Unit applicable to the undersigned who were not selected, as of the date of this Agreement, for termination of employment and therefore are not offered severance benefits.

Decisional Unit:	The Decisional Unit applicable to the undersigned consists of: Individuals employed by the Company Group in the Senior Leadership Team.

Eligibility Factors:	Selections for termination of employment were based upon position, job-related functions and duties, business needs, skills and qualifications.

Job Title	Age of Eligible Employees	# Selected for Termination	# Not Selected for Termination
Chief Executive Officer
	57	1

President and Chief Operating Officer	56	1
Senior Vice President
	47		1
	55	2
	57	1
	59	1

Vice President	50		1
	53	1